Exhibit 99.1

Transcept Pharmaceuticals Resubmits Intermezzo® New Drug Application for the

Treatment of Middle of the Night Awakenings

Point Richmond, Calif., January 18, 2011 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced that it has resubmitted its New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking approval of Intermezzo® for use as needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep.

Transcept expects that the Intermezzo® NDA resubmission, if accepted and deemed complete by the FDA, will be subject to a Class 2 six-month review.

The Intermezzo® resubmission package is intended to address issues raised in the October 2009 FDA Complete Response Letter. New information contained in the resubmission package includes data and analyses from the recently completed Intermezzo® highway driving study, a comparative review of data from previous driving studies of sleep aids and other medications, and redesigned product packaging and instructional tools. The resubmission also includes a recent epidemiology study that demonstrates the widespread use of 7 to 8 hour hypnotic drugs in the middle of the night, despite the fact that these products have been approved only for bedtime dosing.

“If approved, we anticipate that Intermezzo® will be the first prescription sleep aid for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep,” said Glenn A. Oclassen, President and Chief Executive Officer of Transcept Pharmaceuticals. “We plan to work closely with the FDA through the resubmission process and are fully committed to making this important therapeutic option available to insomnia patients.”

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was resubmitted to the U.S. Food and Drug Administration (FDA) in January 2011 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Transcept and Purdue Pharmaceutical Products

L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. Transcept is also developing Setrodon™, an ultra low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with SSRIs. Transcept plans to begin a Phase 2 study of Setrodon™ in early 2011. For further information, please visit the Transcept website at: www.transcept.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include our expectation that the Intermezzo® NDA resubmission will be accepted and deemed complete by the FDA for a Class 2 six month review; the sufficiency of the Intermezzo® NDA resubmission to satisfy FDA issues and warrant approval of Intermezzo® for use in its intended indication; plans regarding Transcept commitment to Intermezzo® and Setrodon™ development; and plans to begin a Phase 2 study of Setrodon™ in 2011. Transcept may not actually meet these expectations and carry out these plans. Various important factors that could cause actual events to differ materially from the forward-looking statements that Transcept makes, include FDA deemed insufficiencies in the Intermezzo® NDA resubmission package; dependence on third parties to manufacture Setrodon™ and carry-out the planned Phase 2 study of Setrodon™; success in our efforts to seek approval for Intermezzo®; and the business of Transcept generally. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the Securities and Exchange Commission. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as may be required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com